Exhibit 99
News Release


TIDELANDS
OIL & GAS
NEWS RELEASE

FOR IMMEDIATE RELEASE

TIDELANDS OIL & GAS CORPORATION WHOLLY OWNED SUBSIDARY TERRANOVA RECEIVES PERMIT AWARD FROM COMISION REGULADORA DE ENERGIA DE MEXICO ("CRE")


SAN  ANTONIO,  Texas,  June 6, 2006 - Tidelands  Oil & Gas  Corporation  (OTCBB:
TIDE), announced today that TERRANOVA ENERGIA, S. de R.L. de C.V. has been awarded a Permit by the Comision Reguladora de Energia de Mexico ("CRE") to begin construction of the Terranova Occidente and Oriente pipeline portions of its Burgos Hub Export/Import Project ("Project"). Permit #G/183/TRA 2006 was formally awarded, along with "Resolucion de la CRE #RES/104/2006," to Terranova Energia yesterday. The request for permitting was filed with the CRE on March 18, 2005 through Tidelands' Mexican subsidiary, Terranova Energia, S. de R.L. de C.V., and was accepted for full review by the CRE on June 14, 2005.


The   Project   encompasses   several   integrated   components   inclusive   of
bi-directional pipelines, an underground natural gas storage facility, an offshore LNG regasification terminal and additional related pipelines to provide Northeast Mexico with a viable energy infrastructure to service its residential, industrial and commercial customers.

Terranova has also filed for a permit for an underground natural gas storage facility to be located in Northeast Mexico, which was filed with the CRE on August 5, 2005 and was accepted for full review on October 14, 2005. The Company also plans to file for a permit with the CRE for its proposed LNG Regasification Terminal to be positioned off of Mexico's coast in the Gulf waters. In addition to the permits filed with Mexico, Tidelands is currently in the filing process with the Federal Energy Regulatory Commission (FERC) to obtain permitting for the U.S. (Texas) portion of its integrated natural gas pipelines.


The recently awarded Permit is for the Occidente and Oriente Sections of the Terranova pipelines. The Occidente section will feature a 30-inch diameter pipeline, spanning approximately 323 kilometers in length and will run from the Brasil storage field to Nuevo Progreso, Mexico, with a proposed international pipeline crossing into South Texas from Mexico at the Donna Station, which will provide the opportunity for interconnects into Texas with TETCO, TGPL and Texas Gas Services. The pipeline will also include a section that will stretch from the Brasil storage field to Station 19 and up to Arguelles where another proposed international pipeline crossing into South Texas is planned with opportunities to interconnect with Houston Pipeline, Calpine and Kinder Morgan.


A 36-inch diameter pipeline spanning some 149 kilometers will characterize the Oriente Section of the Terranova pipelines. It will run from the proposed offshore LNG Regasification Terminal to Norte Puerto Mezquital and proceed to the Brazil storage field. Both Terranova pipelines are designed to flow natural gas bi-directionally between Texas and Mexico at a rate of approximately 1.2 BCFD (billion cubic feet per day).


Michael Ward, President and CEO of Tidelands Oil & Gas Corporation, said, "Over the course of the past several years, Tidelands has aligned itself with several of the most experienced and accomplished entities to assist us in developing our international business ventures. Those whose efforts we have relied upon made this Permit award possible."


A compendium of select companies Tidelands has engaged to date is delineated below.


The Company engaged the expertise of CenterPoint Energy Pipeline Services, Inc., per a Master Consulting Services Agreement, to operate and provide various consulting services as required for the construction of Tidelands' integrated gas pipelines, underground natural gas storage facility and LNG Regasification Terminal.


Netherland Sewell & Associates, Inc., a distinguished leader in the engineering and geological services consulting industry, has provided integrated modeling, computer analysis and environmental/economic efficacy studies for Tidelands' proposed underground natural gas storage facility and related surface equipment.

Geostock Group, an international engineering firm specializing in the design, construction and operation of all types of underground storage facilities, has provided Tidelands with the necessary parameters and scope of all surface engineering and design work required for the construction of its proposed underground natural gas storage facility. Both firms will continue to provide consulting services for Tidelands as the Project unfolds.


Tidelands engaged HSBC Securities (USA) Inc., one of the world's premiere financial organizations, to assist in the arrangement of financing for the approximately US$1 Billion cost involved in this complex Project.


Tidelands engaged the services of Mayer, Brown, Rowe & Maw, LLP, in light of their award-winning Mexican energy sector team, to act as sponsor's counsel for an array of Tidelands' project financings and industry-related contracts. Ritch, Heather y Mueller, S.C., a specialized law firm located in Mexico City, has also been retained for their expertise and understanding of Mexican regulatory issues and will provide Tidelands with local legal assistance and analysis regarding its Mexico Project.


Michael Ward further commented, "The award of this Permit represents a significant milestone in our Company's history and affirms the efficacy and credence of our business plans. Additionally, this Permit award validates our objectives and facilitates several business arrangements we have been eager to expedite. Tidelands is working diligently, forging the way to break ground on our business ventures in South Texas and Northeast Mexico. We are well positioned to advance our business to the next level and foster the foundation and platform we have established. I'd like to express my sincere appreciation for the sustained support of our stellar management team, our loyal shareholders and for everyone who has supported Tidelands in its business endeavors. We understand and appreciate the work ahead of us and look forward to this unique opportunity to establish ourselves as a major player in Mexico's oil and gas infrastructure and energy commerce."


About Tidelands Oil & Gas Corporation

Tidelands Oil & Gas Corporation, San Antonio, Texas, focuses its business on international pipeline crossings, gas processing plants and gas storage facilities. Through its nine directly and indirectly owned subsidiaries, Tidelands offers a full suite of services and has the capability to satisfy a wide variety of customer needs, both domestically and internationally. For more information about the Company, please visit www.tidelandsoilandgas.com.
                                            --------------------------


                                      # # #
    ------------------------------------------------------------------------

THIS PRESS RELEASE MAY BE DEEMED TO CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE COMPANY THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT INCLUDE, BUT ARE NOT LIMITED TO, THOSE IDENTIFIED IN THE COMPANY'S PRESS

RELEASES OR DISCUSSED FROM TIME TO TIME IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. ACTUAL RESULTS MAY VARY.

INVESTOR CONTACT                                             COMPANY CONTACT
Barry Gross                                                  Michael Ward
Gross Capital, Inc.                                          Tidelands Oil & Gas
361-949-4999                                                 210-764-8642
barry@grosscapital.com                                       togctide@aol.com